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                                                                    EXHIBIT 99.1


 ONE PRICE CLOTHING STORES ANNOUNCES VOLUNTARY CHAPTER 11 FILING FOR PROTECTION

DUNCAN, S.C., FEB. 9 -- ONE PRICE CLOTHING STORES, INC. (OTC Bulletin Board:
ONPR), an operator of a national chain of retail specialty stores offering first quality, in-season apparel and accessories for women and children, today announced that in response to increasing liquidity problems, and ongoing concerns raised by its senior lenders arising from alleged misrepresentations made in reports to the Company's senior lenders by the Company's former Chief Financial Officer, it has elected to seek protection under Chapter 11 of the Bankruptcy Code.

John Disa, the Company's Chief Executive Officer, stated: "Despite significant progress in obtaining additional support from our merchandise vendors, for which we are grateful, overall stakeholder support has not been sufficient to offset increased financial pressures, leading to our decision to file for protection. We have lined up debtor in possession financing with our current lender, Congress Financial (Southern), and are focusing on generating additional liquidity for the Company."

One Price Clothing Stores, Inc. currently operates 494 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands. For more information on One Price, visit www.oneprice.com.

FORWARD LOOKING STATEMENTS - All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words "believes," "anticipates," "expects," "projects," "should," "will," "plans" and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. There are a number of factors that could cause these beliefs and expectations to differ materially from those expressed in forward looking statements. Several such factors are outside the Company's control and include uncertainty as to the Company's ability to continue operating, even in the short term, uncertainty with respect to the Company's ability to sell assets or to sell such assets at a price and within the time period necessary to permit the Company to continue to operate, actions that may be taken by members of the creditors' committee that will be formed as a result of the Company filing for protection, and by other stakeholders in response to the issues raised by this release, decisions of the Bankruptcy Court, and unanticipated results of an independent investigation into alleged misrepresentations by the Company's former Chief Financial Officer to the Company's lenders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.